Exhibit 1

GRIFOLS

Grifols, S.A.
Avinguda de la Generalitat 152-158
08174 Sant Cugat del Vallès
Barcelona - ESPAÑA

Tel. [34] 935 710 500
Fax [34] 935 710 267

www.grifols.com

Pursuant to the provisions of article 227 of the Law 6/2023, of March 17, on Securities Markets and Investment Services, Grifols, S.A. (the "**Company**") hereby informs about the following

OTHER RELEVANT INFORMATION

(i) The Ordinary General Shareholders' Meeting held on today's date, on second call, has passed the proposals submitted to the shareholders' approval, with the exception of the resolution concerning the item twelfth of the agenda (*Authorization to the Board of Directors to call, if necessary, Extraordinary General Shareholders' Meetings of the Company with at least 15 days in advance, in accordance with article 515 of the Capital Companies Act*), as there was not sufficient quorum for its vote and approval. The complete text of the proposals is attached hereto as Annex 1 and may also be viewed on the Company's website (www.grifols.com).

(ii) The Company's Board of Directors, at its meeting held today 14 June 2024 after the Ordinary General Shareholders' Meeting has unanimously resolved the following:

(a) to re-elect Mr. José Ignacio Abia Buenache as Chief Executive Officer of the Company;

(b) to appoint Mrs. Montserrat Muñoz Abellana as Chairperson of the Sustainability Committee, substituting Mr. James Costos;

(c) to appoint Mrs. Claire Giraut as new member of the Audit Committee;

(d) to acknowledge the resignation submitted by Mr. Tomás Dagá Gelabert to his position as member of the Appointments and Remuneration Committee and to appoint Mrs. Anne-Catherine Berner as new member of such Committee. For the avoidance of doubt, Mr. Tomás Dagá Gelabert will continue to be a member of the Company's Board of Directors; and

(e) to appoint Mrs. Anne-Catherine Berner as new member of the Sustainability Committee.

As a consequence of the foregoing and as of the date hereof, the Company's Board Committees are composed as follows:

Audit Committee

Director	***Position***	***Category***
Mr. Íñigo Sánchez-Asiaín Mardones	Chairperson	Independent
Ms. Carina Szpilka Lázaro	Member	Independent
Mrs. Montserrat Muñoz Abellana	Member	Independent
Mrs. Claire Giraut	Member	Independent

GRIFOLS

Ms. Laura de la Cruz Galán	Secretary (non-member)	

Appointments and Remuneration Committee

Director	***Position***	***Category***
Ms. Carina Szpilka Lázaro	Chairperson	Independent
Ms. Susana González Rodríguez	Member	Independent
Mrs. Anne-Catherine Berner	Member	Independent
Ms. Núria Martín Barnés	Secretary (non-member)	

Sustainability Committee

Director	***Position***	***Category***
Mrs. Montserrat Muñoz Abellana	Chairperson	Independent
Ms. Enriqueta Felip Font	Member	Independent
Mrs. Anne-Catherine Berner	Member	Independent
Ms. Núria Martín Barnés	Secretary (non-member)	

In Barcelona, on 14 June 2024

____

Ms. Núria Martín Barnés
Secretary to the Board of Directors

ANNEX I GRIFOLS, S.A. PROPOSED RESOLUTIONS TO BE SUBMITTED TO THE GENERAL SHAREHOLDERS' MEETING (13 / 14 June 2024) First. Review and approval, as the case may be, of the individual annual accounts and management report, as well as the proposal for allocation of results relating to the fiscal year ended December 31, 2023. A. To approve the Company’s individual annual accounts, which are composed of the balance sheet, the profit and loss account, the statement of changes in net equity, the cash flow statement and the annual report, as well as the individual management report, relating to the fiscal year ended December 31, 2023, which show losses in thousands of Euros of EUR 246,735. The Company's individual annual accounts correspond to the audited accounts and will be deposited with the Commercial Registry. B. In accordance with the submitted annual accounts, to approve the following allocation of results in thousands of Euros: To Voluntary Reserve: EUR (246,735) TOTAL EUR (246,735) Second. Review and approval, as the case may be, of the consolidated annual accounts and management report relating to the fiscal year ended December 31, 2023. To approve the consolidated annual accounts of the Group, which are composed of the consolidated balance sheet, the profit and loss account, the statement of changes in net equity, the cash flow statement and the annual report, as well as the management report of the Group, relating to the fiscal year ended December 31, 2023. The Company's consolidated annual accounts correspond with the audited accounts and will be deposited with the Commercial Registry. Third. Review and approval, as the case may be, of the consolidated non-financial information statement included in the consolidated management report relating to the fiscal year ended December 31, 2023. To approve the consolidated non-financial information statement included in the consolidated management report relating to the fiscal year ended December 31, 2023. Such statement has been subject to verification in accordance with the current regulations. Fourth. Review and approval, as the case may be, of the performance of the Board of Directors throughout the fiscal year ended December 31, 2023. To approve the management of the Board of Directors, at both Company and Group level, throughout the fiscal year ended December 31, 2023. Fifth. Re-election of auditor of the individual annual accounts for fiscal years 2024- 2026, inclusive. As established under article 40 of Law 22/2015, of 20 July, of audit accounts, to re-elect as auditor of the Company’s individual annual accounts, the company Deloitte, S.L., registered in the Official Registry of Auditors (Registro Oficial de Auditores de Cuentas del Instituto de Contabilidad y Auditoría de Cuentas) under number S0692, with registered office in Madrid, Plaza Pablo Ruiz Picasso número 1, Torre Picasso, registered in the Commercial Registry of Madrid, under Volume 13,650, Section 8, Folio 188, Sheet M-54414, inscription 96, and provided with Tax Identification Card number B-79104469, for a term of three years, starting on January 1, 2024. Such re-election will therefore comprise the audit of the individual annual accounts for the fiscal years to be ended on December 31, 2024, December 31, 2025 and December 31, 2026, inclusive. Sixth. Appointment of Deloitte, S.L. as the independent assurance services provider (verificador de la información sobre sostenibilidad) of the Company to carry out the assurance of sustainability reporting (para realizar la verificación de la presentación de información sobre sostenibilidad) corresponding to fiscal years 2024-2026, inclusive, subject to certain conditions precedent. Subject to the conditions precedent described below, appoint as independent assurance services provider (verificador de la información sobre sostenibilidad) of the Company to carry out the assurance of sustainability reporting (para realizar la verificación de la presentación de información sobre sostenibilidad), Deloitte, S.L., registered in the Official Registry of Auditors (Registro Oficial de Auditores de Cuentas del Instituto de Contabilidad y Auditoría de Cuentas) under number S0692, with registered office in Madrid, Plaza Pablo Ruiz Picasso número 1, Torre Picasso, registered in the Commercial Registry of Madrid, under Volume 13,650, Section 8, Folio 188, Sheet M-54414, inscription 96, and provided with Tax Identification Card number B-79104469, for a term of three years, that is, for the fiscal years 2024, 2025, and 2026, inclusive. The effectiveness of this appointment is subject to the fulfillment of the following conditions precedent: A. In the event that any of the following two circumstances occurs: i. the approval during fiscal year 2024 of the law transposing Directive (EU) 2022/2464 of the European Parliament and of the Council of December 14, 2022 amending Regulation (EU) No 537/2014, Directive 2004/109/EC, Directive 2006/43/EC, and Directive 2013/34/EU, as regards corporate sustainability reporting (the "Directive"), or; ii. in the absence of approval of a transposing law within the legal deadline for it, that is, by July 6, 2024, the direct application within the fiscal year 2024 of the provisions of the Directive, provided that said Directive meets the necessary conditions to be directly applicable. B. The requirement, pursuant to (i) the Directive, or (ii) the law implementing the Directive, to appoint an independent assurance services provider (verificador de la información sobre sostenibilidad) of the Company to carry out the assurance of sustainability reporting for fiscal year 2024. Likewise, authorize the Chairman, the Chief Executive Officer, the Secretary non-member and the Vice Secretary non-member of the Board of Directors so that any of them, individually, may complete, complement, and/or develop this appointment as necessary and, specifically, to comply with the legal provisions in force at the time of fulfilling the aforementioned conditions precedent for the effective formalization and execution of this resolution. Seventh. Dismissal, resignation, re-election and/or appointment or ratification, as the case may be, of the members of the Board of Directors. Modification, if applicable, of the number of members of the Board of Directors: 7.1. Information on the resignation of Mr. James Costos to his position as a member of the Board of Directors. Acknowledge the resignation submitted by Mr. James Costos to his position as a member of the Board of Directors of the Company, through a letter dated 3 May of 2024, with effect as of before this General Shareholders' Meeting starts. The resignation is motivated by the fact that his term as director is going to expire this year (October 9, 2024), and his professional commitments not allowing him to devote the necessary time to carry out the entrusted task as director at Grifols. 7.2. Ratification of the appointment by co-option of Mr. José Ignacio Abia Buenache and re-election as a member of the Board of

Directors. To ratify the appointment of Mr. José Ignacio Abia Buenache by the co-option procedure, in accordance with the Board of Director's resolution dated 26 February 2024 and to re-elect him as a member of the Board of Directors for a term of four (4) years and with effects as of the date of this General Shareholders' Meeting. It is expressly stated that this proposal has the favorable report from the Appointments and Remuneration Committee, and in accordance with said report from the Committee, Mr. Abia Buenache will continue to be considered as an “executiveˮ director. In order to approve this resolution, the shareholders shall be provided with this proposal and with the Board of Directors' report regarding the competence, experience and merits of the director and the abovementioned report of the Appointments and Remuneration Committee, in compliance with the Capital Companies Act (Ley de Sociedades de Capital). 7.3. Ratification of the appointment by co-option of Mr. Albert Grifols Coma-Cros and re-election as a member of the Board of Directors. To ratify the appointment of Mr. Albert Grifols Coma-Cros by the co-option procedure, in accordance with the Board of Director's resolution dated 18 December 2023 and to re-elect him as a member of the Board of Directors for a term of four (4) years and with effects as of the date of this General Shareholders' Meeting. It is expressly stated that this proposal has the favorable report from the Appointments and Remuneration Committee, and in accordance with said report from the Committee, Mr. Grifols Coma-Cros will continue to be considered as a “proprietaryˮ director. In order to approve this resolution, the shareholders shall be provided with this proposal and with the Board of Directors' report regarding the competence, experience and merits of the director and the abovementioned report of the Appointments and Remuneration Committee, in compliance with the Capital Companies Act (Ley de Sociedades de Capital). 7.4. Appointment of Mrs. Claire Giraut (born Lisoprawski) as a member of the Board of Directors. To appoint, prior proposal of the Appointments and Remuneration Committee, Mrs. Claire Giraut (born Lisoprawski) as director of the

Company for a term of four (4) years. It is expressly stated that, according to said proposal of the Committee, Mrs. Giraut will be considered as an “independentˮ director. In order to approve this resolution, the shareholders shall be provided with this proposal and the Board of Directors' report regarding the competence, experience and merits of the director, in compliance with the Capital Companies Act (Ley de Sociedades de Capital). 7.5. Appointment of Mrs. Anne-Catherine Berner as a member of the Board of Directors. To appoint, prior proposal of the Appointments and Remuneration Committee, Mrs. Anne-Catherine Berner as director of the Company for a term of four (4) years. It is expressly stated that, according to said proposal of the Committee, Mrs. Berner will be considered as an “independentˮ director. In order to approve this resolution, the shareholders shall be provided with this proposal and the Board of Directors' report regarding the competence, experience and merits of the director, in compliance with the Capital Companies Act (Ley de Sociedades de Capital). 7.6. Modification of the number of members of the Board of Directors. As a consequence of the foregoing, in the event that the proposals for re-election, ratification and appointment described above are approved, it is resolved to increase the number of members of the Board of Directors to thirteen (13) members. Eighth. Change of registered office and consequent amendment of article 3 of the Company's Articles of Association. In view of the mandatory report of the Board of Directors, amend article 3 of the Articles of Association, related to the registered office of the Company, currently located at C/ Jesus i Maria, 6, Barcelona, to the following address, where the corporate offices of the Company are located: Parque Empresarial Can Sant Joan, Avinguda de la Generalitat, 152-158, 08174 Sant Cugat del Vallès, Barcelona. The mentioned article will read as follows (in italics): Article 3.- Registered office.- The Company has its registered office in Parque Empresarial Can Sant Joan, Avinguda de la Generalitat, 152-158, 08174 Sant Cugat del Vallès, Barcelona. The Board of Directors may resolve to relocate the registered office within the national territory and to create branches, offices or agencies anywhere in Spain or abroad. Ninth. Information on the amendment of the Internal Regulations of the Company's Board of Directors, pursuant to article 528 of the Capital Companies Act. Pursuant to article 528 of the Capital Companies Act (Ley de Sociedades de Capital), to inform the shareholders of the amendments of the Regulations of the Company’s Board of Directors, in order to adequate its content with the recommendations of the Good Governance Code of Listed Companies and with the best practices in Good Corporate Governance, as well as introducing substantive and technical improvements in their wording, the text of which is available to shareholders on the Company's webpage on the occasion of the holding of this General Shareholders' Meeting. Tenth. Consultative vote on the Annual Remuneration Report. Pursuant to the provisions of article 541.4 of the Capital Companies Act (Ley de Sociedades de Capital), to submit the Annual Remuneration Report to a consultative vote of the General Shareholders’ Meeting. Eleventh. Amendment of the directors' remuneration policy of the Company. In accordance with article 529 novodecies of the Capital Companies Act (Ley de Sociedades de Capital) and prior to the report by the Appointments and Remuneration Committee, approve the amendment of the directors remuneration policy of the Company, which was approved on 16 June 2023 for fiscal years 2023, 2024 and 2025 (the “Remuneration Policyˮ), inclusive in order to adapt it to the main circumstances and events that have taken place since the approval of the policy. The amendments to the Remuneration Policy as outlined in Annex, which shows the proposed insertions in blue and eliminations in red are proposed for approval. The remaining terms of the Remuneration Policy which are not being amended remain identical to that approved on 16 June 2023 and are, therefore, not subject to approval by the General Shareholders' Meeting. Twelfth. Authorization to the Board of Directors to call, if necessary Extraordinary General Shareholders' Meetings of the Company with at least 15 days in advance, in accordance with article 515 of the Capital Companies Act. There has not been sufficient quorum for its vote and approval. Thirteenth. Granting of authorities to formalize and execute the resolutions passed by the General Shareholders' Meeting. To empower all the members of the Board of Directors, as well as the Secretary and Vice Secretary non-member, so that any of them, indistinctively, may formalize in a public deed the resolutions passed at the General Shareholders’ Meeting, with the authorities to amend, correct or interpret their wording based on the oral or written evaluation of the Commercial Registry and for the sole purposes of their registration in the same, being able, as the case may be, to request their partial registration. Said authorization also comprises the granting of all kinds of public or private documents as may be deemed necessary for the execution, development and formalization of all resolutions passed at the General Shareholders’ Meeting, with no limitation. * * *

ANNEX

REMUNERATION POLICY FOR DIRECTORS OF GRIFOLS, S.A. (THE "COMPANY" OR "GRIFOLS") 1. INTRODUCTION AND LEGAL FRAMEWORK 1.1. Significant changes in respect of the previous Amendments to the Remuneration Policy The remuneration policy for Grifols' directors was approved for the last time by the Ordinary General Shareholders' Meeting on 10 16 June 2022 2023 for application during fiscal years 2022, 2023, and 20242024, and 2025, inclusive (the "Remuneration Policy"). As set out in Article 529 novodecies of the Capital Companies Act, in the event of reviewing the remuneration policy for directors, the most significant changes must be described and explained, as well as how the shareholders' votes and their views on said policy have been considered since such date. The Appointments and Remuneration Committee thoroughly reviewed the current directors' remuneration policy and the remuneration system applied in the Company as a whole, also considering the comments made by the shareholders, investors, and other stakeholders, together with the results of the consultative vote on the annual remuneration report at each General Shareholders' Meeting. Following this review and analysis, the Appointments and Remuneration Committee, with the advice received from the external and independent advisor Mercer LLC, concluded that it was necessary to make the following modifications to the Company's remuneration policy to ensure that the remuneration policy contributes to the general business strategy and the long-term interests and sustainability of the Company and reinforce the alignment of the remuneration systems with the Company's long-term strategic plan, shareholders' interests, and sustainability, as well as Grifols' values, all with prudent risk management and avoiding conflicts of interest. The main novelties in respect of the previous remuneration policy are as follows: - Regarding the short-term variable remuneration to be paid to the Company's executive directors in cash, its metrics and their weight has changed to reinforce the objectives of the organization as a whole, directly linking such variable remuneration with the results of the Group, and with the adequate and prudent management of risks. Likewise, the short-term variable remuneration amount no longer includes partial payment in Company Class B shares (Restricted Stock Units) (up to now, the executive directors could decide receiving up to 50% of their variable remuneration in Class B shares). The payment of the short-term variable remuneration is now fully in cash. As a novelty, it also includes a long-term incentive plan for the Chief Operating Officer, executive director (the "COO") and the Chief Corporate Officer, executive director (the "CCO"), which consists in the award of stock options over the Company's Class A shares, and also, under separate terms and conditions, the award of Class - A shares to the Executive Chairman and CEO, all of which to encourage compliance with the Group's long-term strategic priorities, the sustainability of the results over time and the creation of sustainable value for the shareholders. - The main terms of the agreement entered into with the Company's Executive Chairman and CEO are set out.

-The remuneration of the Company's Honorary Chairman is set. Since such approval date, certain circumstances and events have led to the Appointments and Remuneration Committee to propose the below amendments to the Remuneration Policy. 1. The resignation submitted by the Honorary Chairman Mr. Victor Grifols Roura to his position as board member, effective as of 18 December 2023. Proposed amendment: The proposed amendment to the Remuneration Policy foresees the elimination in its entirety of the remuneration set for Mr. Victor Grifols Roura as Honorary Chairman of the Board of Directors. Given that as of 18 December 2023 he holds no position on the Company's Board of Directors, he is no longer entitled to any remuneration whatsoever, reason why it is proposed to eliminate in its entirety section 5 of the Remuneration Policy, titled "Remuneration of the Honorary Chairman". Given that the remuneration set for Mr. Victor Grifols Roura is eliminated from the Remuneration Policy, the total amount of the annual remuneration for all the directors for their membership in the Board of Directors of the Company and, if applicable, its Committees, is lowered significantly and set at €2,000,000. As noted in the Remuneration Policy, such amount has been established to provide some flexibility and to allow for possible changes that may occur during the term of the Remuneration Policy regarding the number of members comprising the Board of Directors (i.e., the number of directors could be increased to the maximum of 15 members set by the Company's Articles of Association), considering also that the maximum amount to be received by the Chairperson of the various Committees and by the lead independent director is €150,000 and €125,000 by the directors in the event that all of them are members of a Committee. In this respect, it is worth noting that the current Executive Chairman Mr. Thomas Glanzmann will be dropping his executive functions as of February 2025, and it is foreseen that he will remain as Chairman of the Board of Directors. At such moment in time, his remuneration will be reviewed by the Appointments and Remuneration Committee to adapt it to his non-executive capacity and his role and responsibilities as non-executive Chairman. Thus, such remuneration will not approximate executive levels. The Appointments and Remuneration Committee will conduct a thorough benchmark analysis to determine the most suitable remuneration for him as a non-executive Chairman, which will be fixed taking into strict consideration such peer review and will be an amount that will be included under and covered by the total amount of the annual remuneration for all the directors for their membership in the Board of Directors stated above. 2. The Chief Operating Officer Mr. Victor Grifols Deu and the Chief Corporate Officer Mr. Raimon Grifols Roura drop their executive roles at the Company, effective as of 31 May 2024. Proposed amendment: The proposed amendment to the Remuneration Policy foresees eliminating any reference to the remuneration of the Chief Operating Officer Mr. Victor Grifols Deu and the Chief Corporate Officer Mr. Raimon Grifols Roura as executive directors, given they are dropping their executive roles as of 31 May 2024, prior to the approval of the amendments to this Remuneration Policy. Also, the description of the main terms of their services agreements are eliminated from the Remuneration Policy since, as of the date of approval of the amendments to the Remuneration Policy, they will hold no executive functions. Further, because of them ceasing to be employees at the Company since such date, they will not be entitled to vest any of the stock options awarded during 2023 described under the Remuneration Policy, reason why the references to "Long-term variable remuneration plan for the COO and the CCO – granting of stock options over the Company's Class A shares" will also be eliminated entirely from the Remuneration Policy. Notwithstanding the above, it is expressly noted that their services agreement remain in force and effect until 31 May 2024, reason why the Chief Operating Officer Mr. Victor Grifols Deu and the Chief Corporate Officer Mr. Raimon Grifols Roura remain entitled to any of the accrued rights and entitlements foreseen under their services agreements, pro-rata for the period of time they held executive functions during 2024, as well as to any termination payments thereto established, if and when applicable. Details of any such accrued rights and entitlements or termination payments which may be applicable during 2024 will be duly described in the Annual Remuneration report for year 2024. 3. The appointment of the new CEO, Mr. José Ignacio (Nacho) Abia Buenache, effective as of 1 April 2024. Proposed amendment: Given Mr. Nacho Abia has stepped in as new CEO of the Company as of 1 April 2024, the proposed amendment to the Remuneration Policy comprises the necessary inclusion of the remuneration package detailed in his service agreement, as well as the main terms and conditions of such service agreement. When determining his remuneration, the Appointments and Remuneration Committee considered, as a further factor in the process of determining the amendments to the Remuneration Policy, the conclusions carried out by the external advisors Dr. Bjørn Johansson Associates AG which provided impartial and accurate data which allowed the members of the Appointments and Remuneration Committee to gain insight into CEO compensation through a selection of global industry peers which are Abeona, Baxter, Bio-Life Solutions, Biogen, CSL, Rovi, Merck, Omnicell, Pfizer, Sanofi, Takeda and Olympus. Their work included a comparative analysis of CEO remuneration from 2018 to 2022 on publicly accessible information 1 of the selected publicly-listed industry peers from various countries mentioned above, such as the USA, Australia, Spain, Germany, France, and Japan, as well as the design of the various elements of remuneration with market practice in comparable companies. 1 The analysis was conducted using publicly available data without independent verification for accuracy or reliability. Therefore, the findings and conclusions should be interpreted with caution, as they are based solely on the information provided by external sources.

4. The approval of the Clawback Policy by the Board of Directors on 19 October 2023. Proposed amendment: On 19 October 2023, the Company’s Board of Directors approved the Clawback Policy, available on the Company's webpage, to regulate the circumstances under which executive officers of the Company are required to repay or return erroneously awarded incentive-based compensation to the Company. Given that this is a key term of the remuneration of the Company's executive directors, it is proposed to amend the Remuneration Policy for consistency and to duly cover such approved Clawback Policy. Further, the Appointments and Remuneration Committee has thoroughly considered the high opposition and comments received by the shareholders at the Company's General Shareholders' Meeting held in 2023 to the approved long-term incentive plan for executive directors and management team, acknowledging the improvements that need to be made. In fact, since such General Shareholders' Meeting two governance roadshows have taken place: one in December 2023 with an engagement of 16.18% and another in April 2024 with an engagement of 23.04%. In both cases two global proxy advisors were engaged as well with the purpose of proactively engaging to gain insight as to the main concerns and issues considered by shareholders and proxy advisors. The amendment of such approved long-term incentive plan was considered and the Committee concluded it was not a viable nor convenient option because of legal concerns that could arise, especially in the US as a consequence of amending individuals' employment benefits after they have been awarded. For this reason, the Company has been actively working on the design of a new remodelled long-term incentive plan which would satisfy the main requests of investors and dissipate their main concerns such as, for example, establishing a 3 year vesting period. Given the time constraints, as of the date this amendment to the Remuneration Policy is proposed for approval the Company continues to actively work on the design of a long-term incentive plan. 1.2. Obligation of approving a remuneration policy – Provisions laid down in the Capital Companies Act Articles 529 septdecies and octodecies of the Capital Companies Act set out the obligation, for listed companies, of having a remuneration policy for directors, in which the remuneration that these have a right to receive in their capacity as directors and by performing executive duties, shall be determined and detailed. Also, article 529 novodecies of the Capital Companies Act sets out that the directors' remuneration policy must comply with the remuneration system established in the Company's Articles of Association, and it shall be approved by the General Shareholders' Meeting as a separate item on the agenda, being applicable for a maximum period of three fiscal years. Additionally, the proposal of the remuneration policy of the Board of Directors shall be justified and must be accompanied with a specific report prepared by the

Appointments and Remuneration Committee. Both documents must be available to the shareholders in the Company's web page webpage from the moment the General Shareholders' Meeting is called. The shareholders may request the free delivery and shipment of said documents. The notice of the call of the General Shareholders' Meeting shall mention this right. 1.3. Decision-making process to define, review and implement the Remuneration Policy, and measures to prevent or manage conflicts of interest. In accordance with article 15 of the Internal Regulations of the Board of Directors, and without prejudice to other duties assigned by the Board, the Appointments and Remuneration Committee must, as a core responsibility, propose to the Board of Directors the remuneration policy of the directors and general managers or anyone performing top-level management duties under the direct supervision of the Board, executive committees or executive directors, as well as the individual remuneration and other terms regarding the executive directors, ensuring its fulfilment. When determining the remuneration policy, the Appointments and Remuneration Committee considers the comparative market data, carrying out, to this end, an external competitive analysis of the remuneration package of all the Company's employees, among them, the management team. This analysis is carried out to analyse the adequacy of the compensation levels, and ensure that these are in line with market standards of other companies in the sector for equivalent levels of responsibility. Salary surveys carried out by independent consultants are usually used as a source of information for this analysis. Furthermore, such Committee may also be assisted, if it so considers, by independent external remuneration consultants. In addition, article 5.4 of the Regulations of the Board of Directors sets out, regarding the duties assigned to the Board of Directors, that: "As the core of its duties, the Board shall approve the strategy of the Company and the necessary organization for its implementation, as well as supervise and control that the Management meets objectives and respects the corporate purpose and interest of the Company. For this purpose, the Board in full shall reserve the capacity to approve: (a) the general policies and strategies of the Company, and in particular: (…) (vi) top management remuneration and performance evaluation; (…) (b) the following decisions: (…) (ii) a contract entered into between the member of the Board of Directors appointed Chief Executive Officer, or who has been given executive duties, and the Company, detailing all the concepts for which said member can receive remuneration for performing executive duties; (iii) The determination of the remuneration to be perceived by each director in his/her condition as such, as well as the determination of the additional remuneration of the directors for the performance of executive duties and the terms and conditions that should be observed in their contracts, in accordance with the Law and the directors' remuneration policy approved by the General Shareholders Meeting;(…)".

The specific measures to identify and manage any potential conflict of interest in relation to the directors are set out generally in the Internal Regulations of the Board of Directors. 1.4. Approval of the policy for a maximum period of three fiscal years The Board of Directors of Grifols, following a favourable report from the Appointments and Remuneration Committee, agreed at its meeting of 3 May 2023, to submit this remuneration policy to the General Shareholders' Meeting for its approval (the "Remuneration Policy"). It is noted that if the The General Shareholders' Meeting of the Company approves this held on 16 June 2023 approved the Remuneration Policy, it shall be applicable during fiscal years 2023, 2024 and 2025, unless a new resolution is adopted by the Company's inclusive, which was amended by the General Shareholders' Meeting held on 14 June 2024. 2. PRINCIPLES AND RULES OF THE REMUNERATION POLICY 2.1. Guiding principles and rules The principles and rules on which the Company's Remuneration Policy is based are essentially the following: ▪ The Remuneration Policy contributes to the Company's long-term corporate strategy, interests and sustainability. Therefore, there is alignment between the remuneration systems and the Company's long-term strategic plan, shareholders' interests and sustainability. ▪ The directors' Remuneration Policy aims to remunerate directors appropriately based on their commitment, qualifications and actual responsibility, ensuring it does not become an obstacle to their independence. ▪ The directors' remuneration must be subject to market requirements, and it should be reasonable and, to the extent possible, in line with the remuneration of the directors of listed companies similar to Grifols, taking into account its size, international presence, main features and business sector. ▪ Variable remuneration policies shall include the necessary technical precautions to ensure that such remunerations are in accordance with the professional performance of their beneficiaries, and that they do not simply derive from the general evolution of the markets or business sector of the Company or other similar circumstances. Therefore, the remuneration policy of the executive directors includes "pay for performance" elements. ▪ The remuneration of directors in their capacity as such is based on the following main principles:

- The remuneration shall consist of an annual fixed and determined compensation. - The determination of the remuneration of each director shall take into account the duties and responsibilities of each director, their participation in the Board's committees Committees and other objective circumstances that the Board of Directors considers relevant. - The remuneration of non-executive directors shall not be based on remuneration systems relating to the delivery of Company shares, unless the directors keep them until they cease to be directors. - The directors shall have the right to be reimbursed for any expenses they have incurred in as a consequence of their duties as directors. ▪ The remuneration of the executive directors is based on the following main principles: - The remuneration for performing executive duties shall be set out in the corresponding contract, taking into account objective criteria, and must be adjusted to this Remuneration Policy as well as to the Company's Articles of Association. - The remuneration of the COO and the CCO shall be a fixed amount, a short-term variable amount (cash bonus) and a long-term incentive plan (stock option plan over the Company's Class A shares). Likewise, the remuneration of the Executive Chairman and CEO shall be a fixed amount, a short-term variable amount (cash bonus) and the granting of stock options over the Company's Class A shares. - The annual short-term variable remuneration (cash bonus) of the COO, the CCO and the Executive Chairman and the CEO shall be determined in relation to the achievement of specific, predetermined and quantifiable objectives, related to financial and non-financial metrics, with the aim of rewarding the creation of value through the achievement of the objectives set by the Company. The annual short-term variable remuneration is designed as a "pay for performance" compensation. - The long-term variable remuneration (stock option plan over the Company Class A shares) is aimed at the COO and CCO (as executive directors), high-level managers, and other professionals that, because of their role or duties in the Group, are viewed as decisively contributing to the creation of value in the Company. As further detailed under Section 4.2 below, the vesting of the options awarded under the long term variable remuneration will be linked to the achievement of certain targets. In summary, this Remuneration Policy aims to create value in Grifols, while seeking a way to manage risk in an adequate and prudent manner, to be in line with shareholders' interests, contributing to the Company's long-term strategy, interests and sustainability aiming to retain and attract talent and paying for performance, all strictly complying with the applicable regulations on matters related to the remuneration of directors in listed companies from time to time. 2.2. Assessment of the Group's working conditions When proposing this Remuneration Policy, the Appointments and Remuneration Committee has considered the remuneration scheme and policy of the Group's employees as a whole. It should be noted that the remuneration structure applicable to top managers, including the COO, the CCO and that of the other employees of the Group is generally aligned and in consistency. Likewise, the principles and rules applicable to the remuneration of top managers (thus, including the executive directors) and that of the other employees of the Group are shared and, in both cases, contribute to the Company's long-term corporate strategy, interests and sustainability. 3. REMUNERATION OF DIRECTORS IN THEIR CAPACITY AS SUCH 3.1. Principles The remuneration of the directors in their capacity as such consists of a fixed amount. For such purpose, the General Shareholders' Meeting approves, as a separate item on the agenda, for its application during a maximum period of three fiscal years, the directors' remuneration policy, which shall necessarily determine the maximum amount of the annual remuneration to be paid to all the directors in their capacity as such. In addition, the Board of Directors shall distribute said remuneration among its members, by means of a board resolution, taking into account the duties and responsibilities of each director, the membership to board committees Committees and other relevant objective circumstances. Notwithstanding the foregoing, the directors have the right to be refunded on the expenses incurred upon while holding their office. The Company will inform annually the amount paid to each director for being a member of the Company's Board of Directors and its committees Committees in the annual report on the directors' remuneration, which shall be put to a vote, on a consultative basis and as a separate item on the agenda, during each Company's General Shareholders' Meeting. Likewise, the Board of Directors, with the advice of the Appointments and Remuneration Committee, shall adopt all measures within its reach to guarantee that the remuneration of non-executive directors is in line with the following directives: (a) the non-executive director should be remunerated in relation to his/her actual dedication, qualification and actual responsibility; (b) the non-executive director should be excluded from remuneration systems relating to the delivery of Company or Group's company shares, stock options or financial instruments related to the value of the share, in variable remunerations linked to the

Company's profits or welfare systems; This directive, however, shall not affect the delivery of Company shares, on condition that the directors keep them until they cease to be a director; and (c) The amount of the non-executive director remuneration should be calculated in order to incentivise dedication, but not becoming an obstacle to their independence. 3.2. Amount As indicated above, the directors' remuneration in their capacity as such consists of a fixed gross remuneration in cash, subject to their role and duties, which amounts to one hundred thousand euros (€100,000) for each member of the Board of Directors, with the exceptions that are further described in this section. Additionally, the directors that are members of any of the Board of Directors' committees, that is, the Audit Committee, the Appointments and Remuneration Committee or the Sustainability Committee, Committees shall each receive an additional gross payment of twenty-five thousand euros (€25,000) per year as a result of having a heavier workload. Therefore, those directors who are also members of a committee shall receive a gross annual fix remuneration of one hundred twenty-five thousand euros (€125,000). Also, the directors that chair the Board of Directors' committees Committees shall receive an additional gross amount of twenty-five thousand euros (€25,000) per year, again as a result of having a heavier workload than the other directors, thus they shall receive a gross annual fixed remuneration of one hundred fifty-thousand euros (€150,000). For performing his/her duties, the lead independent director shall receive an additional gross remuneration of fifty thousand euros (€50,000), also as a result of the legal duties inherent to his/her role, thus he/she shall receive a gross annual fixed remuneration of one hundred fifty-thousand euros (€150,000). Under no circumstance shall a non-executive director receive, for performing his/her duties, a gross annual remuneration of more than one hundred fifty-thousand euros (€150,000). The directors that render professional remunerated services to the Group or to the Company shall not receive any kind of remuneration for their condition as director, nor shall the executive directors. Finally, and as stated above, the directors shall have the right to be reimbursed for any expenses incurred in while holding their office, as appropriate. There are no other remuneration systems different from the ones detailed in this section which are being applied to the directors in their capacity as such. In particular, directors in their capacity as such shall not receive variable remuneration. Also, the Company has not assumed any commitment or obligation related to pension, retirement or other similar schemes in relation to the directors in their capacity as such.

The maximum amount of the annual remuneration for all the directors for their membership in the Board of Directors of the Company and, if applicable, its committeesCommittees, is set at €2,815,000€2,000,000. It should be noted that the aforementioned amount :has been established to provide some flexibility and to allow for possible changes that may occur during the term of this Remuneration Policy regarding the number of members comprising the Board of Directors (i.e., the number of directors could be increased to the maximum of 15 members set by the Company's Articles of Association), considering also that the maximum amount to be received by the Chairperson of the various committees Committees and by the lead independent director is €150,000 and €125,000 by the directors in the event that all of them are members of a committee; and▪includes the remuneration to be received by the Honorary Chairman, all in accordance with paragraph 5 of this Committee. Such maximum amount also covers the future remuneration of the non-executive Chairman of the Board of Directors, foreseen to be applicable as of February 2025 as detailed under section 1.1 of this Remuneration Policy. Notwithstanding the foregoing, it should be noted that, as of the date of this Remuneration Policy and taking into account the current composition of the Board of Directors and its various committeesCommittees, the total remuneration to be received by all the directors for their membership of the Board of Directors of the Company and, if applicable, its committees and including the remuneration of the Honorary Chairman Committees is less than the aforementioned maximum figure. 4. EXECUTIVE DIRECTORS' REMUNERATION 4.1. Principles The directors shall have the right to receive remuneration for performing their executive duties specified in the contracts approved in accordance with the Capital Companies Act, as long as it adjusts to the directors' remuneration policy approved by the General Shareholders' Meeting pursuant to the Company's Corporate Governance system and any applicable legal provision. Additionally, article 26 of the Internal Regulations of the Board of Directors establishes that the remuneration policy of the Company shall establish at least the amount of the fixed annual remuneration corresponding to the directors for the performance of their executive duties and other provisions referred to in the applicable regulations. Likewise, said article establishes that the Board of Directors shall determine the individual remuneration of each director for the performance of the executive duties attributed to him/her within the framework of the remuneration policy, in accordance with the Company's Articles of Association and the provisions of his/her contract, subject to prior report from the Appointments and Remuneration Committee. 4.2. Remuneration system The executive directors' remuneration system (both for the COO, the CCO and the Executive Chairman and the CEO) consists of: (i) a fixed remuneration, rewarding the performance of executive duties, and (ii) a short-term variable remuneration, as a reward for achieving the Company's objectives (financial and non-financial) that are aligned with the Company's long-term strategy and interests. Additionally, the remuneration system of the COO and the CCO, respectively, includes the granting of stock options over the Company's Class A Shares to incentivize compliance with the Group's long-term strategic priorities, the sustainability of the results over time, and the sustainable creation of value for the shareholder. As for the Executive Chairman and CEO, his remuneration system Executive Chairman also includes the granting of stock options over the Company's Class A shares as described and detailed in clause 4.2(cd). (a) Fixed remuneration On the date of approval amendment of this Remuneration Policy, there are three (3two (2) executive directors who receive an annual fixed remuneration in cash as a result of their employment or, where appropriate, commercial relationship with the Company: the COO, the CCO and the Executive Chairman Mr. Thomas Glanzmann and the CEO Mr. Nacho Abia Buenache. oAmount of the gross annual fixed remuneration of the COO and the CCO, respectively: 939,750€. • Amount of the gross annual fixed remuneration in cash of the Executive Chairman and CEO: €1,200,000. • Amount of the gross annual fixed remuneration of the Executive Chairman and CEO: o Cash remuneration: €2,000,000. o Remuneration in shares: Class A shares of the Company ("Shares"), annually awarded, for a value of €1,800,000. For the purposes of the calculation of the number of Shares annually awarded, the average of the closing market value of the Company´s Shares over the three-month period preceding the date of the annual award on each anniversary of the agreement will be considered. The effective transfer of the ownership of the Shares will occur at the end of the term of his agreement, on the third anniversary of the agreement, provided that such agreement has not been early terminated by the CEO, or by the Company due to a serious breach of the CEO obligations under the agreement. The abovementioned fixed remuneration in cash of the Executive Chairman and CEO may increase as a result of CPI and/or legally required provisions and may also be annually reviewed based on the criteria approved from time to time by the Appointments and Remuneration Committee and the circumstances applicable at any given time, such as (but not limited to): substantial changes in the business and its complexity, evolution of the Company's results or market comparable standards or changes in the area of responsibility. When the circumstance so requires, the Board, at the proposal of the Appointments and Remuneration Committee, may decide to apply an increase, which would be detailed and explained in the Company's Annual Remuneration Report. By no means can a salary update exceed 10% of the annual fixed remuneration. Nevertheless, no changes to the fixed remuneration of the Executive Chairman and the CEO are expected during the term of the Remuneration Policy. Further, Mr. Nacho Abia's service agreement establishes a one-time $1.5M sign-in bonus which will be paid in Euros, and the specific € amount will be determined based on the prevailing exchange rate on the effective date of the agreement (1 April 2024). The Appointments and Remuneration Committee believes this is an extraordinary measure that is justified in this specific case only because, as a result of him accepting his new role at Grifols, after 20 years serving at Olympus, Mr. Abia waived a number of attractive incentives at his previous company. Thus, in order to attract him into accepting the role of CEO at Grifols, the Board of Directors believed it necessary to compensate him for such loss and grant him an extraordinary incentive. In this respect, is worth noting that the Company was fully committed in meeting investor demands with respect to separating management and ownership towards a better corporate governance. Thus, the remuneration package established for Mr. Abia had to be attractive for him due to the competitiveness in the healthcare sector and the high salaries paid in the US with respect to Europe. Further, the Company needed a CEO with experience both in the healthcare sector and in the US, given the significant business activity carried out there by the Company. All of these circumstances made it advisable for the Appointments and Remuneration Committee to approve a specific remuneration package for Mr. Abia. The remuneration of the executive directors is determined taking into account the remuneration paid to analogous roles in similar companies, based on a comparative analysis carried out by Grifols' Human Resources Department, as proposed by the Appointments and Remuneration Committee. The remuneration of the executive directors is determined taking into account the remuneration paid to analogous roles in similar companies. When determining the remuneration of the CEO, Mr. Nacho Abia, the Appointments and Remuneration Committee considered the conclusions carried out by the external advisors Dr. Bjørn Johansson Associates AG, which allowed the members of the Appointments and Remuneration Committee to gain insight into CEO compensation through a selection of global industry peers which are Abeona, Baxter, Bio-Life Solutions, Biogen, CSL, Rovi, Merck, Omnicell, Pfizer, Sanofi, Takeda and Olympus. Their work included a comparative analysis of CEO remuneration from 2018 to 2022 of the selected publicly-listed industry peers from various countries mentioned above, such as the USA, Australia, Spain, Germany, France, and Japan, as well as the design of the various elements of remuneration with market practice in comparable companies. The Appointments and Remuneration Committee has also carefully considered the report on remuneration of directors of listed companies issued by the CNMV for year 2022. In this respect, it is worth noting that: o in 2022, the average total compensation of CEOs of the IBEX-35 companies was approximately of €5.4 million; o amongst the 500 largest US companies, the median base salary in the healthcare sector was $1.4 million in the US in 2022 and the median total compensation in the healthcare sector was $17.2 million in the US in 2022; and o in 2022, the global top 20 highest-paid life sciences CEOs2 earned a median of $20.2 million. The above facts entail certain difficulties when attracting and retaining a CEO for a company like Grifols, which operates in a very specific sector of the healthcare business and which has a very significant volume of its business conducted in the US. Nevertheless, the Company carefully considered the demands of investors with respect to the need to enhance corporate governance with the separation of management and ownership and has since 2023 been actively working on this selection process which culminated with the hiring of Mr. Nacho Abia, 20-year veteran coming from Olympus Corporation who has held various senior executive management positions in Japan, the U.S. and Europe. The Appointments and Remuneration Committee has thoroughly considered the high opposition and comments received by the shareholders at the Company's General Shareholders' Meeting held in 2023 to the approved long-term incentive plan for executive directors and management team, recognizing the improvements to be introduced. In fact, since such General Shareholders' Meeting two governance roadshows have taken place: one in December 2023 with an engagement of 16.18% and another in April 2024 with an engagement of 23.04%. In both cases two global proxy advisors were engaged as well with the purpose of proactively engaging to gain insight as to the main concerns and issues considered by shareholders and proxy advisors. The amendment of such approved long-term incentive plan was considered and the Committee concluded it was not a viable nor convenient option because of legal concerns that could arise, especially in the US as a consequence of amending individuals' employment benefits after they have been awarded. For this reason, the Company has been actively working on the design of a new remodelled long-term incentive plan which would satisfy the main requests of investors and dissipate their 2 Sarepta Therapeutics, Bausch + Lomb, AmnealPharmaceuticals, Pfizer, ThermoFisher Scientific, IQVIA Holdings, McKesson, Royalty Pharma, Charles River Laboratories, Seagen, AmerisourceBergen Corp., Bausch Health, AbbVie, Teva Pharmaceuticals, Illumina, Catalent, Zai Lab, Biogen, Sanofi, Merck.

main concerns such as, for example, establishing a 3 year vesting period. Given the time constraints and the need to have Mr. Abia on board as quickly as possible as the Company's CEO Mr. Abia does not have a long-term incentive plan in his remuneration scheme. The need to close his hiring made it impossible to have a reshaped long term incentive plan approved and in place in which he could be included. It should be noted that Mr. Abia's services agreement has a term of 3 years. If his agreement is renewed after this initial 3 year period, the Company's long term incentive plan in force at such moment will be applied to the CEO, based on the market best standard practice. When analysing the remuneration package set for the CEO, it is worth noting that the Company was fully committed in meeting investor demands with respect to separating management and ownership towards a better corporate governance. That said, the remuneration package established for Mr. Abia had to be attractive for him due to the competitiveness in the healthcare sector and the high salaries paid in the US with respect to Europe. Further, the Company needed a CEO with experience both in the healthcare sector and in the US, given the significant business activity carried out there by the Company. (b) Short-term variable remuneration (cash bonus) The Company's remuneration policy takes into account the long-term financial objectives and management of the Company, among other things, with the purpose of reducing its exposure to any excessive rights, giving its top-level executives and its executive directors the possibility of obtaining a short-term variable remuneration. In addition, it contributes to the Company's long-term corporate strategy, interests and sustainability. On the approval date of this the amendment of the Remuneration Policy, there are three (3two (2) executive directors who receive a short-term variable remuneration as a result of their employment or, where appropriate, commercial relationship with the Company: the COO, the CCO and the Executive Chairman and the CEO. The With respect to the Executive Chairman, the maximum annual amount of the short-term variable remuneration may vary between 0% and 97.5% of the fixed annual remuneration. It should be highlighted that: o if the level of achievement of the objectives does not reach 90%, the right to the variable short-term incentive will not accrue; o if 90% of the objectives are achieved, the executive director may receive 32.5% of his/her annual fixed remuneration as short-term variable remuneration; o if 100% of the objectives are achieved, the executive director may receive 65% of his/her annual fixed remuneration as short-term variable remuneration; and o in the event of overachievement resulting in the achievement of 110% of the objectives, the executive director may receive 97.5% of his/her annual fixed remuneration as short-term variable remuneration. With respect to the CEO, the annual gross target bonus ranges from 0% to a maximum of 60% of his annual fixed remuneration in case of achievement of 100% of the targets determined every year by the Board of Directors. In case of overachievement of the targets, the short term variable remuneration shall increase on a prorated basis up to a maximum of 90% of the annual fixed remuneration. The percentage of the variable remuneration is subject to achieving the Company's annual objectives that are quantitative, qualitative, specific, predetermined, and quantifiable, following common practices in similar companies. Said objectives are aligned with the Company's long-term strategy, interests, and sustainability. The annual objectives for both the Executive Chairman and the CEO are linked to financial and non-financial metrics and parameters, approved by the Board of Directors following a proposal from the Appointments and Remuneration Committee, such as, among others, those which are described below for 2024: o Economic metric related to certain annual targets linked to the Company's Group performance as a whole. The weight of the economic metric shall be 40% for fiscal year 20232024. The objectives related to the financial-economic metric will be established annually and will be approved by the Appointments and Remuneration Committee, being linked to the performance of the Company's Group as a whole, referenced to parameters such as: (i) the adjusted EBITDA Adjusted Combined (cc3 ) (including , for its calculation, the Company's subsidiary Biotest AG) ("Adjusted EBITDA") , defined as the Group's EBITDA (including , for its calculation, the Company's subsidiary Biotest AG) +/ / - transactional and restructuring costs, and other non-recurring items (which, for fiscal year 2023, will have with a weight of 30%), 15% and (ii) the Operating Cash Flow before debt service Combined, including , for its calculation, the Company's subsidiary Biotest AG, in accordance with as reported in the Group's consolidated annual accounts (which, for fiscal year 2023, will have with a weight of 10%)25%. o Metric related to the reduction of debt levels, with a weight of 25%. o Metric related to the achievement of environmental, social and corporate governance (ESG) targets. 3 Operating or constant currency (cc) excludes changes rate variations reported in the period.

For the 2023 2024 fiscal year, the weighting of the ESG metric will be 10%. 10% of the variable remuneration that the Company's executive directors have a right to receive is linked to environmental, social and corporate governance (ESG) objectives. In particular, the weight of the metrics related to environment will be 25%, that related to social is 40% and to governance is 35%. The Board of Directors is authorized, upon the proposal of the Appointments and Remuneration Committee, to increase the weight of the metric linked to environmental, social and corporate governance objectives to a maximum of 35% if market circumstances so request it. In this case, the decision adopted by the Board of Directors shall be detailed in the Annual Remuneration Report. In this regard, the Sustainability Committee and the Appointments and Remuneration Committee shall propose to the Board, for its approval, and based on the metrics used by an independent third party, in this case, the Dow Jones Sustainability Index, the objectives to be achieved during each fiscal year prior to their implementation. To this end, the election and evaluation of each of the objectives shall be made based on Grifols' progress with respect to the different metrics that the Dow Jones Sustainability Index analyses, which is published annually.These objectives will be aligned with Grifols’ sustainability strategy and its 2030 Agenda, ultimately in line with the UN Sustainable Development Goals. The key performance indicators (KPIs) upon which these objectives are based will be overseen by the Sustainability Committee and subject to review by an independent third party. o Metric related to the achievement of objectives set out in the integral operational improvement plan to create value for shareholders and reduce debt levels. For the fiscal year 2023 the weighting of this metric linked to operational improvements shall be 20%. o Metric related to the achievement by the Company of milestones linked to innovation projects. with a weight of 10%. The specific 7 selected target milestones linked to innovation projects are aimed towards accelerating innovation, delivering on the current Strategic Innovation pipeline and new opportunities. Further details of the specific objectives and level of achievement will be provided in the 2024 Annual Remuneration Report. For the fiscal year 2023 the weighting of this metric linked to innovation shall be 10%. o Other operational-industrial metrics or financial variables metrics related to the business with a maximum combined weighting of 20% for the fiscal year 2023.15%.

These metrics are related to sales growth achievement objectives, and objectives related to the transition of the CEO position, such as effective support in establishing a new management/governance process. Further details of the objectives related to these metrics and level of achievement will be provided in the 2024 Annual Remuneration Report. For 2025, the annual objectives for the executive directors will be linked to financial and non-financial metrics and parameters, approved by the Board of Directors following a proposal from the Appointments and Remuneration Committee and will necessarily include financial, operational, and business-related targets, as well as targets related to innovation, with the aim of aligning the remuneration of the executive directors with the financial evolution of the Company and its business, as well as its innovation pipeline. Further, non-financial targets (ESG related metrics) will also weigh in and the specific objectives will be aligned with Grifols’ sustainability strategy and its 2030 Agenda. The specific achievement metrics and their corresponding weighting shall be set and assessed by the Appointments and Remuneration Committee and the Board of Directors, which must approve them for each fiscal year, prior proposal by such Committee. Each year, the annual Remuneration Report shall detail the metrics and parameters for each fiscal year, to which the payment of the short-term variable remuneration is linked, and the weighting of each metric. The level of achievement of the objectives set for each fiscal year shall be reported in the Company's Annual Remuneration Report submitted to the CNMV. To calculate the amount of the short-term annual variable remuneration, the Appointments and Remuneration Committee shall apply the strictest assessment procedures of the set objectives. The Committee may be advised by other committees and departments of the Company, which will provide it with information about the financial and non-financial results. The short-term annual variable remuneration shall be paid exclusively in cash. Likewise, it should be stressed that the Company may claim from the executive director the repayment of the amount of the short-term variable remuneration if the executive director engages in criminal or unethical behaviour. (c) Long-term variable remuneration plan for the COO and the CCO – granting of stock options over the Company's Class A shares If approved by the General Shareholders' Meeting from time to time, the Company may implement long-term variable remuneration systems based on the granting of stock options which give the right to acquire certain number of the Company's Class A shares. The decision to grant remuneration systems that consist in the delivery of shares or options over said shares, as well as any other remuneration system that is tied to the value of the Company's shares, corresponds to the General Shareholders' Meeting, at the proposal of the Board of Directors following a report from the Appointments and Remuneration Committee. Under no circumstance may the number of options or shares delivered exceed the maximum number approved by the General Shareholders' Meeting from time to time. o The objectives of this system of remuneration (stock options over the Company's Class A Shares), as approved by the General Shareholders' Meeting from time to time, is to enhance the profitability and value of the Company for the benefit of its shareholders by enabling the Company to offer its COO and CCO share-based incentives, thereby creating a means to raise the level of equity ownership by such individuals, attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s shareholders. The number of stock options awarded to each participant will be based on the importance of the personal contribution for creating value for Grifols, their level in the organization and level of responsibility. o The stock option plans over the Company's Class A Shares, as approved by the General Shareholders' Meeting from time to time, shall have a minimum total vesting period of four (4) years. The stock option plan, as approved by the General Shareholders' Meeting from time to time, will establish the specific vesting schedule and vesting conditions. The vesting conditions will necessarily be linked to the achievement of specific, predetermined and quantifiable objectives, related to financial and non-financial metrics, with the aim of rewarding the creation of value through the achievement of the objectives set by the Company. Further, vesting will also be conditioned upon passing an individual performance evaluation which will be undergone by the Company's Appointments and Remuneration Committee. o The COO and the CCO, respectively, shall return all or part of any settled award, or the cash equivalent thereof, if, during the two years following the settlement of any award, it becomes evident that the settlement in question was based wholly or in part on information which has subsequently been clearly shown to be false, to contain serious inaccuracies or in case of fraud or unethical behaviour. Once the Class A shares corresponding to the stock option plans have been delivered, the COO and the CCO may only transfer their ownership once three (3) years have elapsed. This shall not apply if the COO or the CCO, respectively, maintain, at the time of the transfer, shares of the Company with a value equal to an amount at least two (2) times their fixed gross annual remuneration, in accordance with what is established in recommendation number 62 of the Good Governance Code of Listed Companies. This obligation may also be fulfilled through the ownership of options or other financial instruments. (3) (d)Long-term variable remuneration for the Executive Chairman and CEO– Chairman– granting of stock options over the Company Class A shares

If approved by the General Shareholders' Meeting, the Company shall award stock options over the Company's Class A shares under the below terms and conditions, exclusively to the Executive Chairman and CEO. Under this award, the Executive Chairman is granted (subject to the General Shareholders Meeting's approval) a one-time allocation in fiscal year 2023 of 700,000 options over the Company's Class A shares (the "Options") that give him the right to purchase a maximum of 700,000 Class A shares of the Company at an exercise price of 12.84€, which was the closing market price on the date when his service agreement was executed (i.e., 22 February 2023). The Options will vest upon the second anniversary of their award date. Vesting of the Options will be subject to successfully passing an evaluation to be performed by the Board of Directors, prior report by the Appointments and Remuneration Committee, in which his performance as Executive Chairman during the duration of his contract will be evaluated. If the agreement is early terminated by the Company for cause, no Options shall be vested upon the Executive Chairman. The Company considers that this two-year vesting period is sufficient considering the duration of his contract (2 years). When determining the remuneration for the Executive Chairman, the Appointments and Remuneration Committee proposed to the Board of Directors this incentive exclusively prepared for the Executive Chairman for the efforts required to execute the Company's strategic plan and, specifically, to reward his full commitment to implementing the integral operational improvement plan to promote organizational efficiency, improve the financial structure and prepare the Company for long-term growth. (4) (e)Main features of the agreements of the executive directors a. Chief Operating Officer and Chief Corporate Officer The agreements of the COO and the CCO, respectively, are standard indefinite term contracts. These contracts specify the services that the COO and the CCO, respectively, as such, shall be rendering to the Company, in accordance with the Capital Companies Act and Grifols internal regulations. Without prejudice to these being standard, the contracts include some specific clauses. In particular, they include takeover clauses by virtue of which, in the event of a takeover of Grifols, the COO and the CCO may each opt between staying in the Company or leaving, in which case they would have the right to receive a compensation equivalent to five (5) years of salary (calculated over the total average salary received in the last three (3) fiscal years). In the event of resigning, each the COO and the CCO, respectively, must notify it during the six (6) months following the takeover.

Grifols has decided to establish a compensation equivalent to five (5) years of salary considering that the remuneration of Grifols' managers is moderate. On the other hand, each the COO and the CCO, respectively, is entitled to receiving a compensation equivalent to two (2) years of salary (calculated over the total average salary received during the last two (2) fiscal years), in the event the contract is terminated due to the Company's will, a change in the general management of the Company, or an unfair, or null and void dismissal by final sentence. If the contract is terminated by the Company, the applicable prior notification period is of three (3) months or, in lieu of said prior notification, the Company may pay the equivalent to 3 months' salary. Likewise, if there is a change in the Company's general management, each the COO and the CCO, respectively, must exercise their right within the three (3) months prior to such a change. In addition, each the COO and the CCO, respectively, has the right to resign from is position at the Company, in which case the notification period shall be of six (6) months. The contracts also include post-contractual non-compete clauses for a one (1) year period, during which each the COO and the CCO, respectively, once their contracts are terminated, shall not be able to render services in companies of a similar nature to the Company. Also, the COO and the CCO's contracts, respectively, set out that the Company shall have the right to claim the reimbursement of the variable remunerations previously satisfied, in the event that its payment (i) had not adjusted to the performance terms or required results for its payment, or (ii) had been paid based on data whose inaccuracy is verified at a later time. Grifols' analysis was based on the selection of a number of comparable companies listed in the main index of the Spanish Stock Exchange, IBEX-35, and hence incorporates the principal Spanish companies taking into consideration their size, international presence and main characteristics, as well as the companies related to the plasma industry. On the basis of this analysis, the remuneration of Grifols is considered moderate, especially when compared in terms of stock exchange capitalisation. Additionally, the characteristics of the hemoderivatives industry, with few main actors, have resulted in Grifols adopting a specific compensation policy. 1. b.Executive Chairman and CEO- Mr. Thomas Glanzmann The contract of the Executive Chairman has a duration of two (2) years. Both the Executive Chairman and the Company may terminate the contract with a three (3) month notice.

In particular, Executive Chairman's contract includes the following clauses: ▪ According to the takeover clause, if Grifols undergoes a takeover, the Executive Chairman may opt between remaining at or leaving the Company. If he chooses to leave, he must notify the Company within the six (6) months following the takeover event. ▪ A post-contractual non-compete clause: during one (1) year after the termination of his contract, the Executive Chairman may not render services in companies of a similar nature to the Company. This obligation is duly compensated within his remuneration package which is set forth in this Remuneration Policy. ▪ The Executive Chairman's contract sets out that the Company shall have the right to claim the reimbursement of the variable remuneration previously satisfied if (i) it had not been adjusted to the performance terms or results required for its payment or (ii) it had been paid based on data whose inaccuracy is verified at a later time. ▪ If the Company unilaterally terminates the contract without cause, or the Executive Chairman terminates the contract because of a takeover in Grifols, if both cases occur after the approval of this Remuneration Policy by the General Shareholders' Meeting, the Executive Chairman shall have the right to receive a termination compensation amounting to the aggregate amount of the fixed remuneration not already paid and which he would have received up until the end of the initial 2-year term of the contract. 2. CEO – Mr. Nacho Abia The contract of the CEO has a duration of three (3) years. Both the CEO and the Company may terminate the contract with a three (3) month notice. In particular, the CEO agreement includes the following clauses: ▪ A post-contractual non-compete clause: during one (1) year after the termination of his contract, the CEO may not render services in companies of a similar nature to the Company. This obligation is duly compensated within his remuneration package which is set forth in this Remuneration Policy. ▪ If the Company unilaterally terminates the contract for a reason different than a serious breach of the CEO's obligations, the CEO shall have the right to receive a termination compensation amounting to the aggregate amount of the sign-in bonus, annual fixed remuneration, annual bonus and shares not already paid and which he would have received up until the end of the initial 3-year term of the contract.

▪ The agreement sets out that the Company shall have the right to claim the reimbursement of the variable remuneration previously satisfied if (i) it had not been adjusted to the performance terms or results required for its payment or (ii) it had been paid based on data whose inaccuracy is verified at a later time. It should be highlighted that the Executive Chairman and CEO has not and will not receive any remuneration until the General Shareholders' Meeting approves this amendment to the Remuneration Policy, after which he shall receive the amount of the unpaid remuneration since his appointment as Executive Chairman.CEO. 3. Clawback Furthermore, the variable remuneration for executive directors set out in this Remuneration Policy shall be subject to the clawback clauses or commitments established in the Company's Clawback Policy, approved by the Board of Directors, in order to, among other purposes, comply with the applicable regulations and/or listing requirements at any given time in the markets in which Grifols' securities are listed including but not limited to, the clawback-related listing standards adopted by the Nasdaq Stock Market. The Clawback Policy can be found in the below link which forms an integral part of this Remuneration Policy for all purposes. https://www.grifols.com/documents/3625622/5724780/Grifols+SA+- +Executives+Compensation+Clawback+Policy-EN.pdf/36523c5c-3a97-757b-8241-fd738bce9d49?t=1697781592725 5. REMUNERATION OF THE HONORARY CHAIRMAN The remuneration of the Honorary Chairman, taking into account his involvement and proven experience as director and chairman of the Company; in addition to his valuable knowledge of the Company and the sector in which the Company operates, as well as to the specific duties he carries out as Honorary Chairman, is different to the remuneration of the other directors. The remuneration of the Honorary Chairman exclusively consists of a fixed annual amount of €965,000. The Honorary Chairman shall not receive a variable remuneration. When deciding the remuneration of the Honorary Chairman, the additional duties that he shall perform and his duties as a director of the Company , were taken into account. When determining Mr. Victor Grifols Roura's remuneration as Honorary Chairman, the Board of Directors, following prior report by the Appointments and Remuneration Committee, has considered his life-long experience in the plasma industry, as well as his invaluable understanding and knowledge of such sector, of the Company itself and strategic view. The Board of Directors believes such expertise and experience provide fundamental and irreplaceable contributions to the functioning of the Board, which make Mr. Victor Grifols Roura a key member. Further, his duties as the honorary representative acting as an ambassador for the Company, have been considered. In particular, but not limited to, these duties are related to the external representation of the Company in front of public or private institutions and public entities in Spain and abroad, and patient associations among others. 5. 6.SUPERVISION OF THE APPLICATION OF THE REMUNERATION POLICY Without prejudice to the provisions of the Capital Companies Act on matters related to the remuneration policy for members of the Board of Directors of the Company, Grifols' Board of Directors, once the relevant reports by the Appointments and Remuneration Committee have been prepared, shall regularly review and approve the principles and rules of the directors' remuneration policy as well as be responsible for supervising its application. To that end, the Company's Board of Directors shall annually review this Remuneration Policy, with the objective of introducing any modifications that are required in accordance with the current legislation and as necessary. 6. 7.TEMPORARY EXCEPTIONS In accordance with article 529 novodecies of the Capital Companies Act, the Board of Directors, with the prior favourable report of the Appointments and Remuneration Committee, may apply temporary exceptions to the variable components of the executive directors' remuneration when necessary to ensure the long-term interests and sustainability of the Company. In any event, the Company shall include in the Annual Remuneration Report the information about the exceptional situation that has taken the Board to approve the application of temporary exceptions, as well as any affected payments. 7. 8.VALIDITY OF THE REMUNERATION POLICY AND NEW BOARD MEMBERS Pursuant to the regulations currently in force regarding remuneration matters, this Remuneration Policy shall be valid during a maximum period of three (3) fiscal years (that is, from 2023 until 2025, inclusive) unless modified by Grifols' General Shareholders' Meeting. Unless the General Shareholders' Meeting decides otherwise, this Remuneration Policy shall also be applied to any new director joining Grifols' Board of Directors, for as long as this Remuneration Policy is valid. The remuneration of new executive directors, if an executive director is appointed during the term of this Remuneration Policy, shall be in line with the executive directors' remuneration system set out in this Remuneration Policy. When proposing the remuneration for a new executive director, the Appointments and Remuneration Committee shall consider the experience and knowledge of the candidate, if any, in addition to his/her background (whether through internal promotion o by hiring an external candidate), as well as his/her remuneration level at the time of his/her appointment. In general, the basic contractual terms as well as the remuneration components described in this Remuneration Policy shall apply to any new executive director. The Board of Directors of the Company, on its meeting dated May 3, 2023, prior report of the Appointments and Remuneration Committee, resolved to propose for its approval this the Remuneration Policy to the General Shareholders' Meeting of the Company, which was approved by the latter at the General Shareholders' Meeting held on June 16, 2023. The Board of Directors of the Company, on its meeting dated May 3, 2024, prior report of the Appointments and Remuneration Committee, resolved to propose for its approval this amendment to the Remuneration Policy to the General Shareholders' Meeting held on June 14, 2024. * * * *